Exhibit 10.5
Aruba Wireless Networks, Inc.
EXECUTIVE EMPLOYMENT AGREEMENT
for
DOMINIC ORR
     This Executive Employment Agreement (“Agreement”) is effective as of April 4, 2006, by and between Dominic Orr (“Executive”) and Aruba Wireless Networks, Inc. (the “Company”).
     Whereas, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and
     Whereas, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;
     Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:
     1. Employment by the Company.
          1.1 Position. Subject to terms and conditions set forth herein, the Company agrees to employ Executive effective as of April 4, 2006, and commencing as of April 10, 2006, Executive shall serve in the position of Chief Executive Officer (“CEO”) beginning April 10, 2006 and Executive hereby accepts such employment. Executive is currently serving as Chairman of the Board, but it is expected that during a transition period to extend from April 10, 2006 until no later than August 10, 2006, Executive will not serve as Chairman, but will then be reappointed. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and Executive’s substantial business time and attention to the business of the Company, except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.
          1.2 Duties and Location. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with the positions described above, consistent with the bylaws of the Company and as required by the Company’s Board of Directors (the “Board”), to whom Executive shall report. Executive’s primary office location shall be the Company’s corporate headquarters, currently located in Sunnyvale, California. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than its corporate headquarters from time to time, and to require reasonable business travel.
          1.3 Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the

Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
     2. Compensation.
          2.1 Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of $300,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.
          2.2 Standard Company Benefits. Executive shall be entitled to all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans which may be in effect from time to time and provided by the Company to its senior executives.
          2.3 Vacation. Executive shall accrue vacation at a rate consistent with the Company’s standard vacation policies for executive employees.
          2.4 Equity Compensation. Subject to the approval of the Board, Executive shall be granted an option to purchase six million six hundred fifty-nine thousand, one hundred forty-three shares (6,659,143) shares of the Company’s Common Stock (the “Option”) at the Fair Market Value as defined below, which share amount represents 8.67% of the current fully-diluted capitalization of the Company, taking into account the grant of the Option and shares the Company is entitled to repurchase from departing employees as of April 10, 2006. The “Fair Market Value” of the Common Stock will be determined in good faith by the Board, based on a independent third party appraisal that the Company expects to obtain within 15 days from the date hereof. The Company has also provided Executive with a copy of the independent valuation report obtained by the Company with respect to the fair market value of the Common Stock as of February ___, 2006. The Option shall be governed by the terms and conditions set forth in the applicable plan document, stock option agreement and grant document.
     3. Proprietary Information Obligations.
          3.1 Proprietary Information Agreement. As a condition of employment, Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit A.
          3.2 Third Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to

Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.
     4. Outside Activities During Employment.
          4.1 Non-Company Business. Except with the prior written consent of the Board, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor; provided, however, that the Company hereby consents to Executive’s continued service as the executive chairman of Ruckus Wireless Inc. and as a board member of Inveneo, Inc. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.
          4.2 No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.
     5. Change in Control.
          5.1 Accelerated Vesting. Upon the occurrence of a Change in Control, the Company will accelerate the vesting of any equity awards granted to Executive that are unvested as of the date of the Change in Control (the “Change in Control Date”) such that the Accelerated Amount (as hereinafter defined) shall be deemed fully vested as of such date. If the Change in Control Date occurs prior to April 10, 2007, the “Accelerated Amount” shall be the amount of vesting Executive would have received in the eighteen (18) month period immediately following the Change in Control Date. If the Change in Control Date occurs on or after April 10, 2007, the “Accelerated Amount” shall be the amount of vesting Executive would have received in the twelve (12) month period immediately following the Change in Control Date. In either case, immediately following the Change in Control Date, additional vesting in any unvested portions of equity awards shall continue with no interruption and at the rate and schedule (as adjusted to take account of the Accelerated Amount so that there is no period during which additional vesting will not occur) in effect as of the Change in Control Date.
          5.2 Definition of “Change in Control.” For purposes of this Agreement, a “Change in Control” shall mean any one or more of the following events:
          (a) The consummation of a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not own, directly or indirectly, either (i) outstanding voting securities representing a majority of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (ii) a majority of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction.
          (b) The consummation of a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, a majority of the combined voting power of the voting securities of which are owned by the shareholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company prior to such sale, lease, license or other disposition.
The term “Change of Control” shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
     6. Termination Of Employment.
          6.1 At-Will Relationship. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice.
          6.2 Termination Without Cause; Resignation for Good Reason. If, at any time, the Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason, and Executive provides the Company with a general release of all claims in a form acceptable to the Company and allows such release to become effective, then the Company will accelerate the vesting of any equity awards granted to Executive such that the amount of vesting Executive would have received if Executive had remained employed by the Company for an additional six (6) months from the date of termination shall be accelerated and deemed fully vested as of Executive’s last day of employment.
          6.3 Termination for Cause; Resignation Without Good Reason. If the Company terminates Executive’s employment with the Company for Cause, or Executive resigns without Good Reason, then Executive will not be entitled to any further compensation from the Company (other than accrued salary, and accrued and unused vacation, through Executive’s last day of employment), including severance pay, pay in lieu of notice or any other such compensation.
          6.4 Parachute Payments.
               (a) Reduction of Severance Benefits. Notwithstanding anything set forth herein to the contrary, if any payment or benefit that Executive would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Best Results Amount. The “Best Results Amount” shall be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Best Results Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards unless Executive elects in writing a different order for cancellation. Executive shall be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and Executive will not be reimbursed by the Company for any such payments.
               (b) Determination of Excise Tax Liability. The Company shall attempt to cause its accountants to make all of the determinations required to be made under this Section 6.4, or, in the event the Company’s accountants will not perform such service, the Company may select another professional services firm to perform the calculations. The Company shall request that the accountants or firm provide detailed supporting calculations both to the Company and Executive prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to Executive at that time. For purposes of making the calculations required by this Section 6.4, the accountants or firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and Executive shall furnish to the accountants or firm such information and documents as the accountants or firm may reasonably request in order to make a determination under this Section 6.4. The Company shall bear all costs the accountants or firm may reasonably incur in connection with any calculations contemplated by this Section 6.4. Any such determination by the Company’s accountants or other firm shall be binding upon the Company and Executive, and the Company shall have no liability to Executive for the determinations of its accountants or other firm.
          6.5 Definitions.
               (a) Cause. For purposes of this Agreement, “Cause” shall mean: (i) indictment or conviction of any felony or of any crime involving dishonesty; (ii) participation in any fraud against the Company; (iii) material breach of Executive’s duties to the Company; or (iv) conduct by Executive which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve. With respect to any alleged Cause in subcategories (iii) or (iv) of this subparagraph, Executive’s employment shall not be terminated until thirty (30) days after Executive receives specified written notice of the alleged Cause, and if Executive has not cured the alleged Cause by that date.
               (b) Good Reason. For purposes of this Agreement, Executive shall have Good Reason for Executive’s resignation if any of the following occurs without Executive’s consent, and Executive notifies the Company in writing, within fourteen (14) days after the occurrence of one of the following events, that Executive intends to terminate his employment no earlier than thirty (30) days after providing such notice:
                    (i) the assignment to Executive of any duties or responsibilities which result in the material diminution of Executive’s position; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring corporation will not by itself result in a diminution of Executive’s position;
                    (ii) a reduction by the Company in Executive’s annual base salary by greater than ten percent (10%), except to the extent the base salaries of all other executive officers of the Company are accordingly reduced;
                    (iii) a relocation of Executive’s place of work, or the Company’s principal executive offices if Executive’s principal office is at such offices, to a location that increases Executive’s daily one-way commute by more than thirty-five (35) miles;
                    (iv) any material breach by the Company of this Agreement, which breach remains uncured by the Company following at least thirty (30) days advance written notice by Executive; or
                    (v) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.
     7. General Provisions.
          7.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.
          7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.
          7.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
          7.4 Complete Agreement. This Agreement, including Exhibit A, constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.
          7.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
          7.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
          7.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.
          7.8 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.
     In Witness Whereof, the parties have executed this Agreement on the day and year first above written.

Aruba Wireless Networks, Inc.

By:	/s/ Steffan C. Tomlinson
Title:	CFO
Understood and Agreed:
Executive

By:	/s/ Dominic Orr Dominic Orr